Exhibit 99.1

FOR IMMEDIATE RELEASE

Continental Building Products Mourns the Sudden Loss of Isaac Preston,

President and Chief Executive Officer

HERNDON, Va. – November 25, 2014 – Continental Building Products, Inc. (NYSE:CBPX) (the “Company”) today announced that Isaac Preston, President and Chief Executive Officer, passed away overnight, November 25, 2014. Mr. Preston was 54 years old.

“We are profoundly saddened by the passing of Ike Preston and our thoughts and prayers are with his family,” said Bradley P. Boggess, a member of the Board of Directors. “In addition to being a valued friend and colleague, Ike was an outstanding and well respected leader who will be sorely missed. Ike built a strong legacy and we will forever be grateful for his many contributions – both personally and professionally.”

Pursuant to a succession and contingency plan adopted by the Board of Directors previously, the Board has appointed Jay Bachmann, Continental’s Senior Vice President and Chief Financial Officer, as Interim Chief Executive Officer, effective immediately.

Mr. Boggess continued, “Continental has a deep bench of talent, and we are fortunate to have Jay step into this role at this difficult time. We are confident in his leadership abilities and believe his experience will provide important continuity with our customers and employees. In addition, we are fortunate to have a dedicated and focused team of employees, and I am confident that their strength and resolve will ensure that our business continues to run without interruption.”

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard, joint compound and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

Contact:

Continental Building Products, Inc.

Investor Relations:

703 480-3980

Investorrelations@continental-bp.com